UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   STV Group Incorporated, Employee Stock Ownership Plan
   11 Robinson Street
   Pottstown, PA  19464
2. Issuer Name and Ticker or Trading Symbol
   STV Group, Incorporated
   STVI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   23-2198087
4. Statement for Month/Year
   October 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |10-3-9|P   | |2,500             |A  |$7.625     |1,242,643          |I     |In trust for plan          |
                           |6     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |participants               |
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*Footnote:  42,501 shares a|      |    | |                  |   |           |                   |      |                           |
re owned by the following E|      |    | |                  |   |           |                   |      |                           |
xecutive Officers and      |      |    | |                  |   |           |                   |      |                           |
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 Directors of STV Group, In|      |    | |                  |   |           |                   |      |                           |
corporated as of last date |      |    | |                  |   |           |                   |      |                           |
of record:                 |      |    | |                  |   |           |                   |      |                           |
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 Michael Haratunian        |      |    | |                  |   |           |                   |      |                           |
  11,696                   |      |    | |                  |   |           |                   |      |                           |
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 Dominick M. Servedio      |      |    | |                  |   |           |                   |      |                           |
10,605                     |      |    | |                  |   |           |                   |      |                           |
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 Peter W. Knipe            |      |    | |                  |   |           |                   |      |                           |
      4,768                |      |    | |                  |   |           |                   |      |                           |
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 Whitney A. Sanders II     |      |    | |                  |   |           |                   |      |                           |
  7,347                    |      |    | |                  |   |           |                   |      |                           |
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 Frank E. Lyon             |      |    | |                  |   |           |                   |      |                           |
      8,085                |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OWNERSH|        |     |    | |           |   |     |     |            |       |       |            |   |            |
IP                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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PLAN                  |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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ADMINISTRATIVE COMMITT|        |     |    | |           |   |     |     |            |       |       |            |   |            |
EE:                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Michael Haratunian    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Peter W. Knipe        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Patrick M. Austin     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.
DATE
November 4, 1996